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                            AMENDMENT ONE
                                TO THE
                          RESTATED BYLAWS OF
                         PAUL MUELLER COMPANY
                         ADOPTED MAY 6, 1991

                              May 1, 1995

     RESOLVED, that the current Section 26 of the Bylaws of the Company shall be deleted in its entirety and replaced with the following:

     26. SALARIES AND COMPENSATION -- Salaries and incentive compensation plans of all executive officers (as that term is defined by the Securities and Exchange Commission) of the Corporation shall be administered by the Compensation and Benefits Committee of the Board of Directors. Salaries and compensation plans of all other employees of the Corpor-ation shall be administered by the President or his designated representative.

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